Exhibit 10.1

AGREEMENT ON DISTRIBUTION OF

DLP CINEMA™ PROJECTORS

THIS AGREEMENT, made and entered into as of October 1, 2006 and deemed to be effective as of the 1st day of October, 2006 (the “Effective Date”) by and among Strong Westrex Company, Asia, a corporation organized and existing under the laws of Hong Kong and having its principal place of business at Room 3707, 37/F., China Recourses Building, 26 Harbour Road Wanchai, Hong Kong, (“STRONG W”), and NEC Viewtechnology, Ltd. a corporation organized and existing under the laws of Japan and having its principal place of business at 686-1, Nishioi, Oi-Machi, Ashigarakami-Gun, Kanagawa 258-0017, Japan (“NECVT”);

WITNESSETH:

WHEREAS, NECVT will provide STRONG W with NECVT Products and Parts, and STRONG W will purchase such NECVT Products and Parts from NECVT directly, in accordance with the terms of this Agreement.

WHEREAS, STRONG W has the right to use the DLP Cinema™ trade mark, pursuant to the terms and conditions hereof and those of the TI guideline.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

Article 1.  Definitions

As used herein, the following terms shall have the meanings set forth below.

1.1           “Products” means the DLP Cinema™ projector and its options to be developed and manufactured by NECVT in Japan, which is listed in the Annex 1 attached hereto, and their successor products.

1.2           “Parts” means service parts which will be required for the repair of Products.

1.3           “NEC Group” means NECVT, any holding company of NECVT, any subsidiaries of such holding company and NECVT’s subsidiaries;

1.4           “Trademark” means the trademark owned by NECVT.

1.5           “Territory” means Hong Kong

Other territories inside People’s Republic of China are not included.

1.6           “TI” means the Texas Instruments Incorporated, a corporation organized and existing under the law of the USA and having its principal place of business at 6550 Chase Oaks Blvd., Plano, Texas75023, USA. TI is the developer of the DLP technologies and the owner of DLP Cinema license, which was licensed to NECVT.

1.7           “Original Lamp” means the lamps incorporated in the Products.

1.8           “Manual” means the user’s manual for the Products.

1.9           “Service Jig” means any tools which will be required for repair or maintenance of the defective Products.

1.10         “Contract Year” shall mean each twenty four (24)-month period commencing from the Effective Date.

Article 2.   Terms of Appointment

2.1           Subject to the terms and conditions contained herein, NECVT hereby appoints STRONG W and STRONG W hereby accepts its appointment as a non-exclusive distributor of Products in the Territory.

2.2           STRONG W shall take reasonable measures to ensure that all of its customers are fully informed of and properly instructed in all aspects of the installation, operation and maintenance of Products and of any trade regulations or procedures relating thereto, and STRONG W shall bear the costs relating thereto.   NECVT shall provide sales and service training for STRONG W personnel free of charge at NECVT’s premises in Japan as and when NECVT deems reasonably required for this purpose.

2.3           STRONG W shall not seek customers, establish any branch office or maintain any distribution depot for the Products in any country which is outside the Territory during the term of this Agreement.

Article 3.   Terms of License

3.1           Only for the purpose of fulfilling the purpose of this Agreement, NECVT hereby grants to STRONG W a non-exclusive, non-transferable, non-assignable limited license for the term of this Agreement in the Territory:-

3.1.1 market, offer for sale, sell and otherwise dispose of Products using the DLP Cinema™ technology; and

3.1.2 use the DLP Cinema™ trademark with Products ;

provided always that STRONG W shall strictly and faithfully comply with, abide by and observe in relation to such use (i) those restrictions and conditions set forth in the Brand Guidelines, and the DLP Cinema™ OEM Trademark and Promotional Guidelines published by TI from time to time, copies of the current version of which are attached hereto as Annex 2, and (ii) such other instructions and/or guidelines as may be agreed from time to time between TI and/or NECVT and STRONG W.

3.2           STRONG W shall take reasonable measures to ensure that all of its customers are fully informed of and properly instructed in all aspects of the installation, operation and maintenance of Products and of any safety regulations or procedures relating thereto, and STRONG W shall bear the costs relating therefore.

Article 4.   Sales Promotion

4.1           STRONG W shall promote diligently and aggressively the sale of the Products by:

(1)           cooperating in every way possible with NECVT to establish and maintain good reputation of the Products, complying with all reasonable suggestions made by NECVT for the sales promotion of the Products; and

(2)           advertising, at its expense, in such manner and to such extent as may reasonably be required to keep customers and prospective customers adequately informed of the quality and price of the Products.

(3)           using NEC trade mark for promotional documents such as product catalogue, datasheet etc and tradeshows prior to mutual consultation and agreement.

4.2           NECVT shall provide STRONG W with certain materials (written in English or Japanese) relating to the installation, operation and maintenance of Products, in such form as deemed appropriate by NECVT acting reasonably.  Such materials will be provided at no charge to STRONG W so long as the number required is deemed reasonable by NECVT.

4.3           NECVT will, at its sole discretion, provide STRONG W free of charge with such materials (written in English or Japanese) as NECVT deems necessary for STRONG W to prepare catalogues, pamphlets and other literature for the sales promotion of Products. The materials provided to STRONG W will be in such form as deemed appropriate by NECVT.

4.4           Subject to the provisions of Clause 4.6, STRONG W shall take all reasonable measures to protect NECVT’s rights in the documents, manuals and other materials provided to STRONG W under this Agreement, including those measures for securing NECVT’s copyrights thereto.  NECVT acknowledges that, subject to the terms of the foregoing sentence and confidentiality obligations set forth in Article 21 STRONG W shall be entitled to duplicate or otherwise reproduce such documents and materials for distribution to third parties.

Article 5.   Licenses and Regulations

5.1           NECVT shall obtain and maintain in full force and effect any necessary licenses and consents required in connection with the manufacture of Products and Parts and shall comply with all laws and regulations governing its activity as a manufacturer and/or distributor of Products and Parts.

5.2           Save as otherwise provided in Clause 5.1, STRONG W shall obtain and maintain in full force and effect any necessary licenses and consents required to carry on business as a distributor of Products, and shall comply with all laws and regulations applicable in the Territory in which its promotion, marketing and sales activities are conducted, governing its activity as a distributor of Products.

Article 6.   Minimum Quantity

6.1           STRONG W shall use reasonable commercial efforts to distribute the minimum quantity of Products as set forth in Article 6.3 below (“Minimum Quantity”) for each Contract Year during the term of this Agreement.

6.2           If in any Contract Year STRONG W fails to distribute the Minimum Quantity then, save where such failure arises as a result of an event of Force Majeure as set out in Article 20, or as a result of such facts, including, without limitation, the size of the DLP Cinema™ market in Hong Kong and/or competitive pricing (recognizing the need for STRONG W to make an acceptable margin on the sale of Products), that it would be unreasonable to expect STRONG W to achieve the Minimum Quantity,  NECVT shall be entitled to serve 6 months prior notice on STRONG W to terminate this Agreement (such notice to expire at the end of a Contract Year), provided no such notice may be served during the first Contract Year after the Effective Date.

6.3           The Minimum Quantity of NECVT Products of the first Contract Year shall be twelve [12] units for the first 12 months and Quantity for the second 12 months shall be fixed 4 months before the end of first 12 month. STRONG W and NECVT shall negotiate in good faith to agree the Minimum Quantity of Products for each Contract Year, taking into account the size of the Digital Cinema™ Market in the Territory.

Article 7.   Order Entry

7.1           Any purchase and sale of Products and/or Parts between STRONG W and NECVT under this Agreement shall be effected by means of a written order placed by STRONG W and of a written acceptance (or deemed acceptance as referred to below) thereof by NECVT.  All orders from STRONG W shall contain (1) description and quantity of ordered Products and/or Parts, (2) applicable prices as determined in accordance with Article 9, (3) requested delivery date(s) and (4) requested delivery places, and shall be sent to Mr. Kazuya Morigaki, NECVT at the address specified in Article24 below. NECVT’s written notice of acceptance or rejection shall be sent to STRONG W within seven (7)-day of receipt of the written order, at the address specified in Article 24 below.  Any order placed by STRONG W shall not be binding upon NECVT unless and until accepted in writing by NECVT, provided that NECVT shall be deemed to have accepted any order which it does not accept or reject within the aforementioned seven (7) days. NECVT shall not unreasonably reject any order.

7.2           Except to the extent that other terms and conditions are provided in writing, signed by and among STRONG W and NECVT specifically stating that such other terms and conditions shall apply instead of or in addition to the terms and conditions provided for herein, and notwithstanding anything to the contrary provided in STRONG W’s order, each purchase and sale of Products and Parts between STRONG W and NECVT shall be subject only to the terms and conditions set forth in this Agreement.

7.3           STRONG W shall submit within the five (5)- working days monthly to NECVT its three (3)- month confirmed order and additional one (6)-month best updated forecast of Products and/or Parts. The ordered Products shall be shipped by end of the fourth month commencing the month of the ordered month. Forecast shall be the Products which may be shipped by the end of seventh month of submit of forecast. Such forecast shall not be considered as a commitment by STRONG W to purchase and by NECVT to sell Products and/or Parts.

Article 8.   Reports

STRONG W shall once every month submit to NECVT a sales report describing its sales activities for the Products for the immediately preceding month.

Article 9. Price

The price of Products and Parts to be purchased by STRONG W shall be quoted on an FOB Japan basis and in the United States dollars and shall be as specified in applicable NECVT’s price list. Such prices shall only be changed by NECVT on giving STRONG W three (3) months prior notice in writing.  The such changed prices for the Products and Parts shall not apply to any orders placed by STRONG W prior to the effective date of the price change. As used herein, “FOB” shall be interpreted in accordance with INCOTERMS 2000 Edition.

The price of Products and/or Parts shall be quoted on a separate sheet and will be specified on each quotation form given by NECVT to STRONG W.

Article 10.   Payment

10.1         Subject to Article 10.2, STRONG W shall pay to NECVT the price in the United States dollars of purchased Products and/or Parts by irrevocable Letter of Credit 60 days after B/L or Airway Bill date confirmed by the first class bank in Japan. The relative bank interest as well as the confirming charge incurred in Japan shall be borne and paid by L/C applicant.

10.2         If STRONG W shall notify NECVT in accordance with Article 12 that any Products have failed to satisfy the test and inspection procedures, STRONG W shall have no obligation to make any payment to NECVT, in respect thereof unless and until any faults have been corrected and such Products shall have fully satisfied the test and inspection procedures.

Article 11. Delivery and Packing

11.1         Title to and risk of loss of or damage to Products and Parts shall pass to STRONG W at the time the Products and Parts are delivered on an FOB Japan basis.

11.2         Unless otherwise notified by STRONG W, NECVT shall pack Products and Parts by its standard export cartons for container shipment.  Any extra cost for packing in accordance with STRONG W’s specific requests shall be borne and paid by STRONG W.

Article 12.   Inspection and Acceptance Test

12.1         Products shall be deemed satisfactory and accepted with respect to quality and quantity when they have passed the tests and inspections performed by STRONG W in accordance with the procedures to be mutually agreed by the parties. Such tests and inspection procedures shall be consistent with industry standards for testing and acceptance. STRONG W shall notify NECVT in writing of the result of such test and inspection within seven (7)-day of receipt by STRONG W of the Products, provided that if STRONG W fails to so notify NECVT within such seven (7)-day period, such Products shall be deemed satisfactory and accepted by STRONG W.

12.2         The failed units at inspection and acceptance test shall be called “ Out Of Box Failed Units” (herein after called as “OOBFU”)

12.2         .1 a) STRONG W shall repair the OOBFU using the Parts which is kept at STRONG W for regular service to repair. The defective Parts must be shipped back to Japan for confirmation of the cause of the failure; or

b) STRONG W shall send the defective Parts of OOBFU to NECVT for repair; or

c) STRONG W shall send OOBFU themselves to NECVT for repair if STRONG W finds the defect is at NECVT engine assembly. NECVT shall repair those defective Parts or OOBFU sent from STRONG W and send the repaired units back to STRONG W after the repair or send new Parts for replacement. (If NECVT can not find any problem with the defective Parts or OOBFU sent from STRONG W to NECVT for repair, NECVT will charge certain amount of cost of transaction to STRONG W.

12.2.2      STRONG W shall bear the labor cost for the repair of the Parts of OOBFU or OOBFU repaired by STRONG W. NECVT shall bear the labor cost for Repair of the Parts of OOB FAILED UNITS or OOBFU repaired by NECVT.

12.2.3      STRONG W shall bear the shipping cost for the repair of the Parts of OOBFU or OOBFU shipped by STRONG W to NECVT. NECVT shall bear the shipping cost for return of the repaired Parts of OOBFU or OOBFU or replacement Parts shipped by NECVT to STRONG W.

Article 13.   Warranty

13.1         NECVT warrants that Products shall conform to the specifications separately provided to STRONG W at the time of delivery of such Products to STRONG W in all respects and be free from defects in materials for a period of twelve (12) months from the date of FOB Japan of such Products (“Warranty Period”). If the date of FOB Japan of the Products is not available by any reason, Warranty Period shall be fourteen (14) months from the month of production at NECVT, which will be shown as part of serial number.

13.2         If Products are found by STRONG W to be nonconforming to the Specifications in any respects, and further such nonconformance is found and recognized by NECVT and still further provided such nonconformance is promptly notified by STRONG W to NECVT within the Warranty Period, NECVT shall, at its expense,  repair such Products (or replace such Products as soon as commercially possible).

13.3         The process of the repair of the nonconforming Products shall be as follows. STRONG W shall request NECVT to send the Parts to be required for the repair of the nonconforming Products using the Repair Requisition form which is attached hereto as Annex 3. STRONG W shall send the nonconforming Products, Parts or components of Products at STRONG W’s expense to NECVT for the verification of the cause of the nonconformity and/or repair of the Products by NECVT. If the nonconformity is recognized and verified by

NECVT caused by NECVT’s fault NECVT shall send the Parts for repair at STRONG W or new NECVT Products at NECVT’s expense.

13.4         Notwithstanding Article 13.1 above, NECVT shall have no obligation to provide repair Parts to STRONG W or assist STRONG W to repair or replace nonconforming Products, if such repair or replacement is required due to normal wear and tear, due to, in whole or in part, any fault or negligence of STRONG W or its customers, due to STRONG W’s or its customers’ improper use or installation or modification of Products without NECVT’s prior written approval, or due to STRONG W’s or its customer’s incorporation of Parts or components not approved in writing by NECVT.

13.5         Notwithstanding Article 13.1 above, the Warranty Period of the Original Lamp shall be twelve (12) months from the date of FOB Japan of Products, or the periods which shall be specified separately and attached to the price quotation whenever it becomes necessary.

13.6         EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 13, NECVT DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.  THE REMEDIES SPECIFIED IN THIS ARTICLE 13 ARE THE SOLE AND EXCLUSIVE REMEDY OF STRONG W FOR BREACH OF WARRANTY, PROVIDED THAT IF NECVT FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS ARTICLE 13, STRONG W CAN RELY ON ITS RIGHT UNDER ARTICLE 22.1.

13.7         All warranties that NECVT provides to STRONG W under this Agreement are solely for STRONG W ‘s benefit.  STRONG W will not transfer or assign any of these warranties to others, including, but not limited to, its customers.

Article 14. Engineering Change Notice

If any modification of the Products or Parts is required for improvement of its performance and/or reliability, NECVT shall notify STRONG W the general outline of the such modification in writing such as Service Bulletin and/or any other format prior to the such modification. NECVT shall provide STRONG W necessary Parts or software at no charge if such modification to be done by STRONG W in the Territory due to certain reason.

Article 15. Product Liability

Nothing in this Agreement shall exclude or limit NECVT’s liability to a third party for death or personal injury caused by their negligence (or that of their servants or agents) or by a defect in any Products and/or Parts.

Article 16.   Service Support

16.1         STRONG W shall have the responsibility to undertake the servicing of the Products sold by NECVT.

16.2         To ensure its prompt maintenance, repair and service of Products, STRONG W shall purchase and maintain in stock reasonable quantities of Parts of Products based on the suggestion by NECVT to be provided for the items and its quantity .

16.3         STRONG W shall store Products and Parts thereof at all times in suitable, dry and clean premises and comply in all respects with any reasonable instruction for storage that NECVT may give from time to time.

16.4         NECVT shall, at its own discretion, provide STRONG W training and/or seminar for the maintenance and repair of the Products in Japan. STRONG W shall attend such training and/or seminar at its own expense.

16.5         NECVT shall supply the Parts to be required for the maintenance or repair of the Products for the period of five (5) years after the last delivery of the Products specified in Annex 1 to STRONG W under this Agreement.

NECVT may notify STRONG W its intent to discontinue the supply of the Parts before five (5) years from the last delivery of the Products to STRONG W under this Agreement and STRONG W shall then place final order for the Parts during the three (3) months period following such notice from NECVT.

Article 17.   Discontinuance of the Products

STRONG W acknowledges and agrees that NECVT may discontinue supply of the Products and/or if TI and/or NECVT cease to manufacture or supply such Products provided that NECVT is obliged to notify STRONG W in writing six (6) months prior to such discontinuance.

Article 18.   Indemnification

18.1         If any patent, copyright, misuse of confidential information or other intellectual property infringement claim, suit or proceeding is brought against STRONG W in connection with sale, lease, use or other disposition of Products and/or Parts by STRONG W purchased hereunder, NECVT will defend or settle such claim, suit or proceeding and pay the damages and costs awarded in a final judgment or settlement, provided that STRONG W shall give NECVT (i) prompt written notice thereof,  (ii) control and authority to defend or settle the same, and (iii) reasonable assistance (at NECVT’s cost) for such defense or settlement.

NECVT shall not be responsible for any settlement or compromise made by STRONG W without NECVT’s prior written consent.

18.2         In case the sale, lease, use or other disposition of Products or Parts hereunder is enjoined or, in NECVT’s judgment, is likely to be enjoined, NECVT may, at its election, (i) modify the Products or Parts so that they become non-infringing, but without materially affecting functionality and performance (ii) procure necessary licenses, or (iii) refund the price of purchased Products or Parts to STRONG W upon return of the purchased Products or Parts.

18.3         Notwithstanding the foregoing, NECVT shall have no liability with respect to any patent, copyright or other intellectual property infringement claim, suit or proceeding arising from (i) NECVT’s compliance with STRONG W’s instructions or specifications, (ii) STRONG W’s modification of Products or Parts otherwise than on the instructions of NECVT, (iii) combination of Products or Parts with any other hardware or software, or (iv) any other event attributable to STRONG W.

18.4         This Article 18 states the entire liability of NECVT and the sole and exclusive remedy of STRONG W with respect to infringement of any patent, copyright or other intellectual property.

Article 19. Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHERS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFIT, GOODWILL, OPPORTUNITIES, BUSINESS, ANTICIPATED SAVINGS, REVENUE OR

REPUTATION WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 20.   Force Major

20.1         If the whole or any part of the performance by NECVT or STRONG W of any part of such party’s obligations under this Agreement is prevented, hindered or delayed or otherwise made impracticable by reason of strikes, labor troubles, floods, fires, accidents, earthquakes, riots, explosions, wars, hostilities, acts of government, customs barriers or taxes, export/import control regulations, interruption or shortage of or delay in transportation, inability to obtain key raw materials, components or supplies or other causes of like or different character beyond the reasonable control of such party, they shall be excused from such performance during the continuance of such contingency and for so long as such contingency shall continue to prevent, hinder or delay such performance.

20.2         If the contingency specified in Article 20.1 above shall continue for more than six (6) months from its occurrence, either party may terminate this Agreement forthwith without any liability by giving a written notice to the other party or parties.

Article 21.   Confidential Treatment

21.1         During the term of this Agreement and thereafter, each party shall keep confidential any and all information which has been disclosed by the other party(s) to such party under this Agreement and designated as confidential at the time of the disclosure, and such party shall not disclose the same to any third party unless specifically authorized by the other party(s) in writing nor shall any party disclose the same to its employees other than to the extent necessary to enable them to perform properly their duties relating to the performance of this Agreement.  None of the parties shall use any confidential information of any other party for any purpose other than the performance of this Agreement.  Notwithstanding the foregoing, any party may disclose the confidential information to its subsidiaries, NEC Group and subcontractors to the extent necessary for the purpose of this Agreement, provided that such party will impose on them confidentiality obligations equivalent to those contained in this Article 21.1.

21.1         A party may disclose information which would otherwise be confidential if and not extent;

21.1.1 required by the law of any relevant jurisdiction or for the purpose of any judicial proceeding; or

21.1.2 required by any regulatory or governmental body to which either party is subject or submits; or

21.1.3 the information is disclosed to that party’s director, officers or employees or members of the party’s group or to an employee whose function requires that such information is disclosed to him provided that in each case such disclosure is subject to the terms set our sub-clause 21.1; or

21.1.4 the information has come into the public domain otherwise than through a fault of that party; or

21.1.5 the other party has given prior written consent to the disclosure; or

21.1.6 required to enable that party to enforce its rights or remedies under this

Agreement, provided that any such information disclosed by STRONG W pursuant to this sub-close 21.1 shall be disclosed only after consultation with NECVT.

Article 22.   Termination

22.1         Either NECVT or STRONG W may terminate this Agreement forthwith, without any compensation to the other (the “Defaulting Party”), by giving written notice of termination to the Defaulting Party in the event that such Defaulting Party commits any material breach of the terms of this Agreement, including, in the case of STRONG W, the breach of the obligation in respect of the Minimum Quantity under Article 7, or any individual contract pertaining to this Agreement and such breach is not corrected within sixty (60) days after notice specifying the nature of the breach.

22.2         NECVT may terminate this Agreement forthwith, without any compensation to STRONG W, by giving written notice of termination to STRONG W, in the event that TI Agreements, which grants NECVT DLP Cinema license, are terminated for any reason. Should NECVT terminate the Agreement under this Article 22.2, NECVT shall be obligated to fulfill orders made by STRONG W within two (2) months after written notice of termination under this Article 22.2 and accepted by NECVT for a further four (4) months after service of such termination notice, to the extent permitted under TI Agreements.

22.3         Either NECVT or STRONG W may terminate this Agreement forthwith, without any compensation to the other by giving written notice of termination to such other party, in the event that the other party is adjudicated bankrupt, becomes insolvent, makes a general assignment for the benefit of creditors, or enters administration, dissolution or liquidation proceedings or any similar or equivalent process.

22.4         If a Change of Control occurs in relation to STRONG W after the date hereof, or as a result of which any competitor of NECVT obtains Control of STRONG W, NECVT may, at its sole discretion, terminate this Agreement, however NECVT will fulfill outstanding confirmed orders at that date.  For the purposes of this Article 22.4, a Change of Control shall be deemed to have occurred in the event of any person, who is not currently a member of STRONG W obtaining Control over 50.01% in nominal value of the ordinary shares in the capital of STRONG W then in issue and “Control” shall mean the right by virtue of holding shares in or the possession of voting power in or in relation to STRONG W or any other body corporate to exercise or procure the exercise of voting rights attached to the relevant shares.

22.5         The termination of this Agreement for any reason whatsoever shall be without prejudice to any rights or obligations which shall have accrued prior to such termination and shall not destroy or diminish the binding force or effect of any of the provisions of this Agreement which are expressly or impliedly to come into force or to remain in force after such termination.

22.6         Upon termination of this Agreement as a result of STRONG W’s material breach hereunder or pursuant to Article 22.4 above, all the payments to be made by STRONG W under this Agreement shall become immediately due and payable.

22.7         Within one (1) month of termination of this Agreement by whatever cause each party shall return to the other party (s) confidential information thereof or destroy the same.

Article 23.   Term and Renewal

23.1         This Agreement shall become effective as of the Effective Date and shall remain In full force and effect to the extent the TI Agreements remain in full force and effect, unless earlier terminated pursuant to Article 22 above.  For the avoidance of doubt, if NECVT negotiates with TI any extension of the term of the TI Agreements, such extension shall apply equally to this Agreement so long as STRONG W complies with all the conditions and obligations specified by herein.

23.2         Except in case of breach of the terms of this Agreement by NECVT, at the time of expiration of this Agreement, NECVT shall not, in any event, be required to pay any compensation of whatsoever nature to STRONG W in connection with this Agreement.

Article 24.   Notices

All notices required or permitted to be made hereunder by any party hereto shall be delivered by postage pre-paid, registered airmail or by facsimile addressed to the party for whom intended at the following address specified in this Agreement or at such other addresses as the intended recipient previously shall have designated by written notice:

If to STRONG W:	Strong Westrex Company, Asia,
Room 3707, 37/F., China Recourses Building, 26 Harbour Road
Wanchai, Hong Kong,
Mr. John P. Wilmers

If to NECVT:	NEC Viewtechnology, Ltd.
686-1, Nishioi, Oi-machi, Asigarakami-gun, Kanagawa 258-0017,
Japan
Mr. Masayuki Maeda
General Manager, 1st Sales and Marketing Promotion Div.

Article 25.    Governing Law and Dispute Resolution

The validity and construction of this Agreement shall be governed by the law of

Japan. The parties hereto shall endeavor to settle all disputes, controversies or differences which may arise between them out of or in relation to or in connection with this Agreement amicably by mutual consultation.  In the event that the parties fail to reach an amicable settlement within sixty (60) days after the occurrence of such disputes, controversies or differences, such disputes, controversies or differences shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce.  The arbitration shall be conducted in Tokyo, Japan The award of arbitration shall be final and binding upon the parties hereto.

Article 26.   Export Control Regulations

Each of NECVT and STRONG W shall perform their obligations hereunder in strict compliance with export and import control laws, and all other applicable laws, regulations and administrative guidance of any country having competent jurisdiction.

Nothing herein shall be construed to require NECVT to take any action contrary to any export control or other applicable laws and regulations of Japan or any other country having competent jurisdiction. STRONG W confirms that it shall not transfer, export or re-export, either directly or indirectly, any technical information furnished to it under this Agreement, in contravention of any law or regulation of the country of origin of such technical information or other country having competent jurisdiction.

Article 27.   Non-assignability

STRONG W shall not, nor shall it attempt to, assign, delegate, transfer or otherwise dispose of the rights or the obligations under this Agreement without the prior written consent of NECVT which shall not be unreasonably withheld.

Article 28.   Partial Invalidity

28.1         In the event that any provision of this Agreement shall be held invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect other provisions hereof, which shall remain in force unless such partial nullity changes the major conditions of this Agreement.

28.2         If any provision contained in this Agreement, or conduct of either party required hereunder, is precluded or materially modified by law, regulation,

order or act of any competent authority, then the parties hereto shall negotiate in good faith with respect to alternative or modified provisions which will accomplish the objectives of this Agreement consistent with applicable laws.

Article 29.   Failure to Enforce

The failure of any party to enforce at any time any of the provision of this Agreement or any rights in respect thereto or to exercise any election herein provided shall in no way be considered to be a waiver of such provisions, rights or elections by such party, and any exercise of its rights or elections hereunder shall not preclude or prejudice such party from exercising the same or any other rights it may have under this Agreement, irrespective of any previous action taken by such party hereunder.

Article 30.   Relationship between the Parties

The relationship between the parties hereto under this Agreement shall be solely that of independent contractor and the relationship between NECVT and STRONG W hereunder shall be seller and buyer.    For the avoidance of doubt, nothing contained in this Agreement shall be construed as creating a partnership between or among any of the parties hereto.

Article 31.   Remedies

Except as otherwise expressly provided herein, all remedies afforded in this Agreement shall be taken and construed as cumulative; that is, in addition to every other remedy provided herein or by law.

Article 32.   Entire Agreement

All prior negotiations between the parties hereto shall be merged into this Agreement.  This Agreement and the agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind except as expressly provided herein provided that nothing in this Article 30 shall operate to exclude liability for fraudulent misrepresentation. This Agreement cannot be altered, changed, supplemented or amended except by written instrument(s) signed by the parties hereto.

Article 33.   Headings

The headings to the Articles in this Agreement are inserted for the convenience of reference only and shall not affect the construction of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Strong Westrex Company, Asia,.

BY	/s John P. Wilmers

Name: John P. Wilmers

Title: President & CEO

NEC Viewtechnology Ltd.

By	/s/ Masayuki Maeda

Name: Masayuki Maeda

Title: General Manager